Exhibit (b)(3)
ASSIGNMENT AND ASSUMPTION OF LOAN COMMITMENT
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:
     ANCHOR SUB FUNDING S.a.r.L., a societe it responsabilite limitee formed under the laws of Luxembourg, (“Assignor”), hereby assigns without recourse, representation or warranty to XI CAPITAL COMPANY, a Delaware general partnership, (“Assignee”) to have and to hold unto Assignee, its successors and assigns forever, and Assignee hereby purchases and assumes from the Assignor on the date hereof (the “Effective Date”) the following (the “Assigned Agreements”): (a) the Financing Commitment letter agreement dated July 8, 2009 (the “Commitment Letter”), among Assignor, Lion Holdings, Inc. and Lion Merger Corp. and all of the Assignor’s rights and obligations in, to and under the Commitment Letter, (b) the letter agreement dated July 8, 2009 (the “Lender Side Letter”), among Assignor, Progress Funding and *** and all of the Assignor’s rights and obligations in, to and under the Lender Side Letter and (c) all of Assignor’s rights, title and interests in, to and under any claims and choses in action related to the foregoing; and Assignor hereby, relinquishes its rights and shall be released from any obligations in respect of the Assigned Agreements and Assignee hereby agrees to hold Assignor and its affiliates harmless from and against any loss, cost, liability, expense or damage arising out of or relating to such obligations.
          IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of this 1st day of October, 2009.

ANCHOR SUB FUNDING S.a.r.L.

By:
Authorized Signatory

XI CAPITAL COMPANY

By:
Authorized Signatory

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.